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                                                      REGISTRATION NO. 33-98528
                                                                 RULE 424(b)(5)

                           SUPPLEMENT TO PROSPECTUS,
                             DATED AUGUST 28, 1996

                                  PHYCOR, INC.

                                3,000,000 SHARES

                                  COMMON STOCK

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                  The Prospectus, dated August 28, 1996 (the "Prospectus"), to which this Supplement, dated January 29, 1997, is attached (the "Supplement"), relates to the resale by the holders thereof of up to an aggregate of 3,000,000 shares of Common Stock, no par value per share (the "Common Stock"), of PhyCor, Inc. (the "Company"), issued upon the conversion of subordinated convertible notes issued or to be issued by the Company without registration under the Securities Act of 1933, as amended (the "Act") in connection with the acquisition of the assets of (i) single and multi-specialty medical clinics,
(ii) the assets of individual physician practices and (iii) the assets of related businesses, including, but not limited to, management services organizations, consulting firms and other physician management companies. In addition, this Prospectus also relates to the resale by certain holders of Common Stock issued upon the exercise of options granted by the Company prior to the adoption by the Company of its stock incentive plans and warrants issued as consideration for (i) consulting or other services provided or to be provided to the Company and (ii) the execution of a management or service agreement with the Company or an affiliate. This Supplement relates to the proposed resale, from time to time, by the Physicians listed on Schedule A hereto (each a "Physician") of up to an aggregate of 14,112 shares (the "Shares") of the Company's Common Stock.

                  On January 24, 1997, the Company issued an aggregate of 128,101 shares of Common Stock to Northeast Arkansas Internal Medicine Clinic, P.A., an Arkansas professional association (the "Clinic"), upon the conversion of a 7.0% Subordinated Convertible Note (the "Note"). The Note was previously issued by the Company to the Clinic in connection with the acquisition by PhyCor of Northeast Arkansas, Inc., a Tennessee corporation and wholly-owned subsidiary of the Company ("PhyCor-Arkansas"), of certain assets of the Clinic pursuant to an Asset Purchase Agreement between PhyCor and the Clinic effective as of March 1, 1995 (the "Purchase Agreement"). Upon conversion of the Note, the Clinic sold 16,819 shares of Common Stock pursuant to a Supplement to the Prospectus dated January 29, 1997 and distributed the Shares to the Physicians on a pro rata basis based on the Physicians' respective ownership of the Clinic. All share numbers used herein give effect to a three-for-two stock split of the Common Stock effected on June 14, 1996 in the form of a 50% stock dividend. Terms defined in the Prospectus have the same meaning in this Supplement unless the context otherwise requires.

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                The date of this Supplement is January 30, 1997.
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                  THIS SUPPLEMENT INCORPORATES DOCUMENTS BY REFERENCE
WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH.  THESE
DOCUMENTS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, AT NO
CHARGE, FROM THE COMPANY.  REQUESTS SHOULD BE DIRECTED TO
PHYCOR, INC., 30 BURTON HILLS BOULEVARD, SUITE 400, NASHVILLE,
TENNESSEE 37215, ATTENTION: N. CAROLYN FOREHAND, VICE PRESIDENT AND GENERAL COUNSEL.


Selling Shareholders

                  Each Physician is licensed to practice medicine pursuant to the laws of the State of Arkansas and practiced medicine through the Clinic prior to the transaction noted above. The Company, through PhyCor-Arkansas acquired substantially all of the assets of the Clinic pursuant to the Purchase Agreement. In connection therewith, the Company issued the Note to the Clinic, and on January 24, 1997, the Note was partially converted into an aggregate of 128,101 shares of Common Stock. Of these shares, 16,819 shares were resold by the Clinic pursuant to a Supplement to the Prospectus, dated January 29, 1997. The Shares were then distributed to the Physicians on a pro rata basis based on the Physicians' respective ownership of the Clinic. The Shares may be resold by a Physician through a registered broker-dealer in accordance with the terms of the Prospectus. The aggregate number of Shares that may be resold by each Physician is indicated on Schedule A hereto.

Plan of Distribution

                  This Supplement relates to the reoffering, from time to time, of the Shares through a registered broker-dealer. The resale of the Shares will be effected through a registered broker-dealer in private or block transactions in the over-the-counter market (including The Nasdaq Stock Market (National Market)) or otherwise at fixed prices which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price, or at negotiated prices. The broker-dealer may effect such transactions by selling the Shares to or through other broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). As a result of the reoffering of the Shares pursuant to the Prospectus, as supplement hereby, the Company and the respective broker-dealers may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended.



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                                  Schedule A



Physician               Address                 SSN             Shares
---------               -------                 ---             ------

WILLIAM S. HUBBARD      2510 Rosewood Circle    ###-##-####     5,000
                        Jonesboro, AR 72401

GARY R. GOZA            2507 Rosewood Circle    ###-##-####     5,240
                        Jonesboro, AR 72401

DENNIS R. BROWN         1614 Whitehaven Court   ###-##-####     3,872
                        Jonesboro, AR 72401